UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 333-89142


                         Metropolis Realty Holdings LLC
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                             c/o Capital Trust, Inc.
                                 410 Park Avenue
                                   14th Floor
                            New York, New York, 10022
                                 (212) 655-0220
         ---------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Limited Liability Company Units, No Par Value
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
             ------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)    [ ]
          Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [X]

          Approximate number of holders of record as of the certificate or notice date: 111






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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Metropolis Realty Holdings LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                     METROPOLIS REALTY HOLDINGS LLC


Date:  January 13, 2003              By: /s/ Andrew S. Cohen
                                         ---------------------------------------
                                         Name:  Andrew S. Cohen
                                         Title: Vice President